                                OPTION AGREEMENT


         THIS OPTION AGREEMENT ("Agreement") is made and executed this 14th day of May, 1998, by and between CONSTELLATION GATESPRING II, LLC ("Seller") and CORPORATE OFFICE PROPERTIES L.P., its successors and assigns ("Buyer").

                                    RECITALS
         Seller is the contract purchaser of that parcel of land knows as Lot 8-20 within the Coplumbia Gateway Business Park (the "Property"), said parcel being more particularly described in Exhibit A attached hereto and by this reference made a part hereof. Seller intends to develop and construct on Lot S-20 an office building containing approximately 106,000 gross square feet to be known as Woodlands Two. Seller will acquire fee simple title to the Property and is willing to grant to Buyer an option to purchase the Property on the terms and conditions as set forth herein. Buyer is willing to accept said option on those terms and conditions and for the considerations provided and described herein.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy of which is hereby acknowledged, Seller hereby grants to Buyer the exclusive right and option (irrevocable except upon the express terms and conditions of this Agreement) during the term hereof to purchase from Seller, the Property upon the terms and subject to the conditions hereinafter set forth.

         1. Determination of Purchase Price. The Purchase Price for the Property shall be determined as of the date of "Settlement" (hereinafter defined) and shall be that sum which is equal to the "Seller's Book Value" (hereinafter defined) of the Property. For purposes of this Agreement "Seller's Book Value" shall mean that sum which is the net dollar amount shown as the value of the Property as same appears as an asset on the balance sheet of the Seller, which sum shall include all costs expended on the development and construction of buildings on the Property through the date of Settlement. Seller will provide to Buyer such access to Seller's books and accounting records as shall be reasonably required for such a determination to be


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made. The Purchase Price as so determined shall be paid as provided in Paragraph
4 herein. Seller represents that as of the date of this Agreement, Seller has dedicated Two Million One Hundred Nine Thousand Dollars ($2,109,000.00) to the development of the Property through August, 1998. Seller shall maintain its books in accordance with generally accepted accounting principles, consistently applied.

         2.       Term of Option; Exercise of Option; Settlement.

                  (a) The term of the Option as herein granted by Seller shall commence as of the date hereof and without need of written notice automatically terminate and expire on that date which is fifteen (15) days thereafter ("Option Period").

                  (b) If Buyer at any time during the Option Period desires to exercise the Option then Buyer shall give to Seller written notice to that effect together with the date on which Settlement is to occur, subject to the provisions of Section 2(c) below.

                  (c) Notwithstanding anything herein to the contrary, if Buyer exercises its Option hereunder, Settlement shall be on or before that date which is forty-five (45) days after the Closing under that certain Contribution Agreement of even date herewith by and between Corporate Office Properties Trust and Corporate Office Properties, L.P., as Buyer and various entities which are subsidiaries and affiliates of Constellation Properties, Inc. (the "Contribution Agreement").

         3.       Payment of Purchase Price; Deposit.

                  (a) It is hereby irrevocably acknowledged, confirmed and agreed by Seller that the mutual obligations and covenants of the parties hereunder and the entry by affiliates of Seller and Buyer into other agreements as of even date herewith, constitute adequate consideration for the Option herein granted.


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


                  (b) The balance of the Purchase Price shall be paid as provided in Paragraph 5 following.

         4.       Right to Inspect.

                  From and after execution of this Agreement by both Buyer and Seller, Buyer and Buyer's consultants shall have the right to enter upon the Property and conduct, at Buyer's sole expense, any engineering tests, development and land use studies, environmental analysis, soil tests, topographical and other surveys, wetlands and flood plain delineations, and other surveys, tests and studies (collectively, "Site Investigations") as Buyer deems necessary. All lands, trees, shrubs, grass and field areas shall be restored as closely as possible to their pre-test conditions. Buyer and its consultants shall enter and test the Property at their own risk; and Buyer and/or its consultants shall carry adequate commercial general liability insurance of not less than $1,000,000 combined single limit naming Seller as an additional insured. Buyer and/or its consultants shall provide Seller with a certificate evidencing such insurance promptly upon request. Further, Buyer shall indemnify and save Seller harmless from any and all suits, claims of injuries and judgements, and reasonable attorney's fees, in any way arising out or such entry and testing of the Property, which indemnification and obligation to hold the Seller harmless shall survive any termination of this Agreement.

         5.       Settlement.

                  (a) Settlement and transfer of title to the Property ("Settlement") shall be held in the Baltimore-Metropolitan area, at a location selected by the Buyer, and shall occur on that date which shall be noted on Buyer's notice of exercise of the Option.

                  (b) At Settlement, the Buyer shall pay Seller, in cash or by certified, cashier's, treasurer or title company check, or by wire transfer, the Purchase Price determined for the Property.


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

                  (c) At Settlement, title to the Property shall be good and merchantable, free of all liens, encumbrances, encroachments and easements other than the Permitted Encumbrances (as hereinafter defined), and of the Property shall be given to Buyer free of all tenancies or other rights of use or occupancy. A deed containing covenants of special warranty and further assurances shall be executed by Seller, at Buyer's expense, which shall convey fee simple title to the Property together with all improvements, rights, alleys, ways, waters, privileges, easements, appurtenances and advantage benefitting the Property, and shall be delivered to Buyer at Settlement.

                  (d) As soon as possible after exercise of the Option the Buyer, at Buyer's expense, shall have the title to the Property examined by a reputable title insurance company and have such title insurance company issue a title insurance commitment (the "Title Commitment") to assure Buyer that, as of the examination date, title to the Property is good and merchantable and insurable at ordinary prevailing title insurance rates and that any exceptions to title contained in the Title Commitment are acceptable to Buyer. By the thirtieth (30th) day after receipt by Seller of notice of any exercise of the Option, Buyer shall provide to Seller a copy of the Title Commitment and either advise Seller in writing that all exceptions to title contained in the Title Commitment are acceptable to Buyer or advise Seller in writing of those exceptions to title contained in the Title Commitment that are unacceptable to Buyer; provided, however, that Buyer shall be required to accept (i) all matters shown on that Subdivision Plat depicting the Property and any amendments thereto. Failure of Buyer to examine title or to advise Seller of the acceptability of title within the time periods required hereunder shall be deemed an acceptance of all title matters. Within fifteen (15) days after receipt of a notice from Buyer advising Seller that certain title exceptions are unacceptable to Buyer, Seller shall notify Buyer whether Seller will cure any of the unacceptable title exceptions. Failure of Seller to provide notice within such time period shall be deemed an election by Seller not to cure the unacceptable title exceptions. If Buyer has timely notified Seller of unacceptable title matters then, unless Seller has timely elected to cure such title exceptions as provided hereunder, Buyer, by written notice to Seller, may, within fifteen (15) days after expiration of the time period for Seller to elect to cure, either waive such unacceptable title exceptions (in which case such exceptions shall be deemed acceptable to Buyer) or terminate the Option. Failure of Buyer to notify Seller in such fifteen


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

(15) days period shall be deemed an election by Buyer to waive the unacceptable title exceptions. If Seller notifies Buyer that Seller will cure any unacceptable title exception, then Seller shall be obligated to promptly and, in all events, prior to Settlement, proceed to cure such title exception in such manner that the defect or objection to the title will not appear in the Buyer's title insurance policy. All exceptions to title accepted by Buyer or deemed to be accepted by Buyer under the provisions of this paragraph (other than mortgages, deeds of trust and other liens [excluding liens for taxes and assessments to be adjusted under subparagraph (e)], all of which shall be discharged by Seller at or prior to Settlement) shall constitute "Permitted Encumbrances." Notwithstanding the foregoing, from and after the date hereof and continuing until the expiration of the Option Period, Seller shall not change or permit to be changed title to the Property or any portion thereof in a manner which would materially prevent or interfere with the development of the Property.

                  (e) All costs, including taxes, insurance and any and all costs relating to the ownership of the Property shall be borne by Seller until the time of any Settlement hereunder. All taxes, general or special, and all other public, governmental or other assessments against the Property payable on an annual basis are to be adjusted and apportioned as of the date of Settlement and are to be assumed and paid after Settlement by Buyer. The costs, if any, of all recordation taxes and transfer taxes shall be split and paid equally by Buyer and Seller. All agricultural transfer tax or taxes, if any, shall be paid by Seller. All other closing costs, including, without limitation, recording charges, document preparation charges, notary fees and title insurance premiums shall be paid by Buyer. Seller and Buyer shall each pay their respective legal costs.

                  (f) At Settlement hereunder, the Seller shall, execute and deliver to the Buyer an affidavit, in form sufficient to satisfy all Internal Revenue Service requirements, stating that Seller is not a "foreign person" (as defined by the Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder) so that Buyer is not legally required to withhold any portion of the Purchase Price then being paid at Settlement hereunder.


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

         6. Potential Contribution of Member Interests in Lieu of Fee Simple Transfer. If Buyer exercises its option to purchase all of the lots owned by Seller hereunder, Buyer shall have the right, exercisable by written notice to Seller given at least ten (10) days prior to Settlement, to structure the transfer as a purchase of 100% of the member interests of the Seller, rather than as a transfer of the underlying Property. In such event, at the time of Settlement, Seller(s) shall execute and deliver to Buyer:

                  (a) an Assignment and Assumption Agreement, an Amendment to the Operating Agreement, and Amendment of the Articles of Organization setting forth the assignment by each of the members of such member's membership interest and his, her or its withdrawal from the Seller and the admission of the Buyer and/or its designee(s) as members of the Seller, which amendment shall be executed and acknowledged by all withdrawing members and the Buyer;

                  (b) a release from each withdrawing member releasing the Buyer (and its designee(s)) as members of the limited liability company from any obligations and liabilities with respect to the formation of such limited liability company, and any other matter arising from business done, transactions entered into or events occurring prior to the Settlement;

                  (c) customary representations and warranties as to the member interests, consistent with those set forth in Section 11.1 of the Contribution Agreement; and

                  (d) such other documents and items as may be reasonably required to be delivered by Seller to Buyer under the terms of this Agreement or relating to the Property and the membership interest to reasonably effect the purposes of this Agreement.

         All of such documentation shall be in substantially the same form as the documentation being delivered under the terms of the Contribution Agreement.

         7. Risk of Loss. The Property and is to be held at the risk of the Seller until legal title has passed.


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

         8. Seller's Warranties and Representations. Seller warrants, represents and covenants to Buyer that the following items are true in all material respects and shall be deemed to have been restated at the time of Settlement hereunder:

                  (a) As of the date hereof and as of Settlement, Seller will be the owner of 100 percent fee simple interest in the Property and will not have entered into any contract of sale, option agreement, right of first refusal or other agreement for the sale of the Property.

                  (b) The Seller has full power and authority to execute, deliver and perform this Agreement in accordance with its terms.

                  (c) As of the date of this Agreement, the Property is zoned to permit its use for office and warehouse purposes and Seller, shall not join in or consent to any change in the zoning of the Property which would prohibit its use for office and warehouse purposes.

                  (d) To the best of Seller's knowledge, there are no underground storage tanks on the Property.

                  (e) Seller has not used, generated, stored or disposed, and from and after the date of this Agreement will not use, generate, store or dispose, on, under or about the Property any hazardous waste, toxic substance or related materials or any friable asbestos or substance containing asbestos.

         The foregoing warranties shall terminate twelve (12) months after Settlement hereunder.

         9. Construction Costs and Obligations. If at the time of exercise of the Option Seller is in the process of construction of buildings on the Property it is agreed that:

                  (a) Seller will tender and transfer (as necessary) to Buyer all plans, specifications, contracts, permits and other materials related to such construction;


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


                  (b) Seller will open its accounting records to Buyer and cooperate with Buyer's takeover of the responsibility of such construction; and

                  (c) Seller will if necessary give to Buyer appropriate bills of sale for personal property items then in the possession of Seller and related to such construction.

         10.      Miscellaneous.

                  (a) Seller and Buyer warrant that, in connection with this transaction, they have dealt with no broker, agent or other party who may be entitled to a commission or finder's fee, and each party agrees to indemnify the other from any claims or damages, including reasonable attorneys' fees, that the other may incur as a result of the violation of this warranty, which warranty and indemnification shall survive settlement and any termination of this Agreement.

                  (b) Any written notices required under the terms of this Agreement shall be sent by certified mail, return receipt requested and addressed as follows:

                           TO BUYER: Corporate Office Properties L.P.
                                     One Logan Square, Suite 1105
                                     Philadelphia, PA 19103
                                     Att.: Clay W. Hamlin, III

                  with copies to:    F. Michael Wysocki, Esquire
                                     Saul, Ewing, Remick & Saul LLP
                                     1500 Market Street
                                     38th Floor
                                     Philadelphia, Pennsylvania 19102-2186

                          TO SELLER: Constellation Gatespring II, LLC
                                     c/o Constellation Properties, Inc.
                                     250 West Pratt Street
                                     Baltimore, Maryland 21201
                                     Att.: Dan R. Skowronski, Esquire


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

Any party hereto may change its notice address by giving notice of such change in accordance with this paragraph.

                  (c) Time shall be the essence of this Agreement.

                  (d) If the last day of the Option Period or the date on which Settlement is to occur, or the last day of any time period specified herein, falls on a Saturday, Sunday or holiday, the period for the required action shall be extended until 5:00 PM on the next business day.

                  (e) This Agreement contains the final and entire agreement between the parties thereto, and neither party shall be bound by any terms, condition, statement or representation not herein contained. The Agreement may not be modified or changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such change is sought.

                  (f) The Agreement shall be governed by the laws of the State of Maryland. The titles of the paragraphs are inserted as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

                  (g) Upon any expiration or termination of this Agreement, the option to purchase the Property shall be deemed to expire and be null and void and Buyer shall enter into such documentation in recordable form as may be reasonably required to confirm such expiration as requested by Seller.

                  (h) Either party shall have the right to record a memorandum of this Agreement in the Land Records of Anne Arundel County, Maryland, with the prior written approval of the other party. The parties shall each pay one-half (1/2) of the recordation taxes and transfer taxes and fees associated with the recording of the memorandum.


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         10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer shall have the right to freely assign this Agreement in whole or in part without the consent of Seller, provided that no such assignment or collateral assignment shall be effective unless and until Seller is given written notice thereof by Buyer.

         IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed by its duly authorized representative on the day and year first above written.

         IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed by its duly authorized representative on the day and year first above written.


WITNESS:                           CORPORATE OFFICE PROPERTIES L.P.
                                   by its sole general partner:
                                   Corporate Office Properties Trust


                 /s/               By:    /s/ Clay W. Hamlin, III
----------------------------              ----------------------------------
                                         Clay W. Hamlin, III
                                         President & Chief Executive Officer


WITNESS:                           CONSTELLATION GATESPRING II, LLC
                                   By: CPI Gatespring, II, Inc., its sole member


               /s/                 By:    /s/ Roger A. Waesche, Jr.
----------------------------              ----------------------------------
                                         Roger A. Waesche, Jr.
                                         Vice President


Assented and Agreed To By
CONSTELLATION PROPERTIES, INC.


By:       /s/ Roger A. Waesche, Jr.
          ------------------------
          Vice President


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

STATE OF MARYLAND  COUNTY OF ANNE ARUNDEL, TO WIT:

         I HEREBY CERTIFY, that on this 14th day of May, 1998, before me, undersigned Notary Public of said State, personally appeared CLAY W. HAMLIN, III, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, who acknowledged himself to be the President and Chief Executive Officer of Corporate Office Properties Trust, the sole general partner of Corporate Office Properties L.P., a limited partnership and acknowledged that he executed the same for the purposes therein contained as the duly authorized President and Chief Executive Officer of said trust company by signing the name of the trust company himself as President and Chief Executive Officer.

         IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.


                                                    /s/
                                              --------------------------
                                              Notary Public

My commission expires:  5/1/02



STATE OF MARYLAND   COUNTY OF ANNE ARUNDEL, TO WIT:

         I HEREBY CERTIFY, that on this 14th day of May, 1998, before me, undersigned Notary Public of said State, personally appeared ROGER A. WAESCHE, JR., who acknowledged himself to be the Vice President of CPI Gatespring II, Inc., a Maryland corporation, the sole member of Constellation Gatespring II, LLC, a Maryland limited liability company, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Vice President of said corporation by signing the name of the corporation himself as Vice President.

         IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.


                                                    /s/
                                              --------------------------
                                              Notary Public

My commission expires:  05/01/02


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                             ATTORNEY CERTIFICATION

         THE UNDERSIGNED, an attorney admitted to practice before the Court of Appeals of Maryland, hereby certifies that the above instrument was prepared by me or under my supervision.


                                              /s/ John Harris Gurley
                                             ---------------------------------
                                             John Harris Gurley, Attorney-at-Law


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                                    EXHIBIT A

                           Description of the Property


Parcel S-20 which contains 8.637 acres, more or less, and being shown on that certain Subdivision Plat entitled, "Columiba Gateway, Parcels `S-19' thru `S-21', a Resubdivision of Columbia Gateway, Parcels S-4, S-5 & S-7 as shown on Plat No. 8803, Sheet 1 of 1," which Plat is recorded among the Land Records of Howard County aslat Number 12882.


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